Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
NEW OFFICER APPOINTMENT
ATLANTA, GA – (May 30, 2007) Atlantis Plastics, Inc. (NASDAQ: ATPL) announced today that it has appointed V.M. “Bud” Philbrook as its President and Chief Executive Officer.
“Mr. Philbrook’s appointment represents an orderly transition of leadership at the Company. Since joining Atlantis in 2003, Bud has assumed an ever increasing level of understanding and responsibility. Bud has served as President of the Plastic Films business, the President of Operations for Atlantis Plastics, and since September of 2006, as our President and Chief Operating Officer,” stated Mr. Earl W. Powell, Chairman of the Board. Concurrently with the appointment of Mr. Philbrook to President and Chief Executive Officer, Mr. Powell will resign as Interim CEO. Mr. Powell will continue to serve as the Chairman of the Board.
Mr. Powell also stated, “We are pleased to have Bud Philbrook lead the Atlantis team. Bud has exhibited excellent leadership skills during his 3.5 years at Atlantis. His development at Atlantis has been personally satisfying.”
Mr. Philbrook who holds a Bachelor of Science in Electrical Engineering, and a Certificate in Pulp and Paper Technology from the University of Maine, stated: “I am pleased to be able to continue a leadership role for Atlantis Plastics. I am very proud of the senior leadership team we have assembled, and look forward to working with them to take our set of plastics businesses to even stronger levels of market presence and profitability. I am grateful that Mr. Powell and the other Board members have provided me this opportunity.”
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2006 filed with the Securities and Exchange Commission.
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
For more information, please visit www.atlantisstock.com.
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